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                                  EXHIBIT 11.01

COMPUTATION OF NET INCOME (LOSS) PER SHARE
(in thousands, except per share data)

                                                             THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                  MARCH 30,               MARCH 30,
                                                              1996        1995        1996         1995
                                                             -------     -------     -------     --------
Primary:
Average common shares outstanding                             18,079      14,152      18,002       14,183
Net effect of dilutive stock
   options - based on the modified treasury
   stock method using average

   market price                                                    3         404          56         --
                                                             -------     -------     -------     --------
Totals                                                        18,082      14,556      18,058       14,183
                                                             =======     =======     =======     ========
Net income (loss)                                            $13,919     $   276     $ 4,136     $(10,745)
                                                             =======     =======     =======     ========
Per share amount                                             $  0.77     $  0.02     $  0.23     $  (0.76)
                                                             =======     =======     =======     ========


Fully diluted:
Average common shares outstanding                             18,079      14,152      18,002       14,183
Net effect of dilutive stock
   options - based on the modified treasury stock method
   using quarter end market price which is greater than
   average market price                                            3       1,667          56         --
                                                             -------     -------     -------     --------
Totals                                                        18,082      15,819      18,058       14,183
                                                             =======     =======     =======     ========
Net income (loss)                                            $13,919     $   276     $ 4,136     $(10,745)
                                                             =======     =======     =======     ========
Per share amount*                                            $  0.77     $  0.02     $  0.23     $  (0.76)
                                                             =======     =======     =======     ========

* The primary net income (loss) per share is shown in the statements of operations. Net income (loss) per share under the primary and fully diluted calculations are equivalent.


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